EXHIBIT 99.1


Gasco
------
Energy



For Release at 5:30 PM EDT on Thursday, November 1, 2007
                    GASCO ENERGY ANNOUNCES THIRD QUARTER 2007
                         FINANCIAL AND OPERATING RESULTS

DENVER - November 1, 2007 - (PRNewswire) - Gasco Energy (AMEX: GSX) today reported its financial and operating results for the quarter ended September 30, 2007.


For the third quarter 2007, Gasco reported a net loss of $35.1 million, or $0.37 per share, as compared to a net loss for the same period in 2006 of $0.8 million, or $0.01 per share. All per share figures are basic and diluted.
Included in the quarter's operating expenses is a non-cash charge of $32.8 million related to an impairment of the carrying value of oil and gas properties. Excluding the impairment, Gasco would have posted a net loss of $2.4 million or $0.03 per share.


Commenting on the quarter, Gasco CEO and President Mark Erickson said: "The quarter was difficult as natural gas prices at the Wyoming Pool were as low as $0.15 per million British Thermal Units (MMBtu). Gasco and other companies in the region are having drilling success which has created more supply than the pipelines can handle, forcing prices down. As previously indicated, we have delayed some initial completions and uphole recompletions in anticipation of stronger prices. We've accumulated an inventory of more than 38 completion projects which will allow us to accelerate our production, as prices improve. At the same time, we've continued our three rig drilling program, continued to improve the economics on our wells by drilling faster and prepared for what we believe will be an improved commodity market in 2008 when the Rockies Express pipeline is expected to be in service. We are already seeing stronger prices with recent Wyoming Pool spot prices above $3.00 per MMBtu and we expect higher prices as we move into the winter heating season. Consequently, we have scheduled continuous completion operations through the end of the year."


Third Quarter Results

Total revenues for the quarter were $4.0 million, as compared to $6.1 million in the third quarter 2006. Gas sales revenue declined 42% to $2.6 million as the average price dropped to $2.89 per Mcf from $5.00 per Mcf in the third quarter of 2006. Natural gas volumes were up slightly compared to the same period in 2006, although Gasco voluntarily shut-in an average of approximately 1.4 MMcf per day of production during the third quarter of 2007 due to the low prices.
Oil sales revenue was up 64% on a 72% increase in oil sales volumes and gathering revenue declined 26%, to $0.4 million, primarily due to a decrease in the volume of non-equity gas resulting from curtailed production during the quarter. Gasco also recorded $0.4 million in rental income on its drilling rig which is contracted to a third party through April 2008.

Lease operating expense (LOE) for the quarter increased to $1.0 million from $0.8 million in the third quarter 2006 as the number of wells grew from 72 to
103. On a per unit basis LOE increased to $1.05 per Mcfe from $0.79 per Mcfe in the third quarter of 2006. The per unit increase may be partially attributed to the aforementioned curtailment of production, which spreads the fixed component of LOE over a smaller number of units. We also saw an increase in repairs and operating costs associated with returning our oil wells to production, increased charges on our outside operated wells and a substantial increase in the cost of contract pumpers. In an effort to control LOE as our well count grows, Gasco replaced contract pumpers with company pumpers at the beginning of October 2007.
Gathering operations expense declined $0.6 million compared to the third quarter
2006 as a result of a change in the methodology for calculating the cost of compressor fuel implemented in the third quarter of 2006.

Depletion, depreciation and amortization (DD&A) was $2.1 million for the third quarter of 2007 as compared to $2.2 million for the same period in 2006. Gasco also recorded a non-cash impairment of its oil and gas properties of $32.8 million for the quarter. Under the full cost method of accounting the full cost pool, which consists of net capitalized oil and gas property costs, cannot exceed the ceiling value of the reserves, which is the present value discounted at 10%. Prices in effect at the end of the period are used to calculate the impairment; however, subsequent price increases, prior to the filing of the


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10-Q,  may be used to reduce the total  impairment.  The price on September  30,
2007 was $0.345 per Mcf. Had the price not improved subsequent to September 30, 2007 Gasco would have recorded an impairment of $65.6 million.

The Company reported general and administrative expense (G&A) of $1.9 million in the third quarter of 2007 versus $1.8 million in the same period in 2006. G&A expense includes $0.6 million of non-cash, stock-based compensation expense. On a per-unit basis, G&A for the third quarter 2007 was $1.91 per Mcfe as compared to $1.87 per Mcfe for the same period in 2006.


Nine-Month Period

Gasco  reported  a  net  loss  attributable  to  common   shareholders  for  the
nine-months  ended September 30, 2007 of $101.6 million,  or $1.11 per share, as compared  to a net loss for the first nine months of 2006 of $54.0  million,  or
$0.63 per share.  Included in both periods'  operating expenses are the non-cash charges  of $97.1  million  and  $51.0  million,  respectively,  related  to the impairment of the carrying value of oil and gas properties.

Total revenues decreased 13% to $12.6 million for the first nine months of 2007, as compared to $14.6 million in the same period in 2006. Year-to-date gathering system revenues and rental income accounted for $1.3 million and $0.7 million, respectively. Interest income was $0.4 million for the nine months.

Natural gas sales for the nine months were $12.6 million with an average sales price of $4.26 per Mcf versus sales of $14.6 million and an average price of $5.56 per Mcf during the same period in 2006. Oil sales for the first nine months were $1.5 million at an average price of $50.67 per barrel compared to $0.9 million and $58.74 per barrel during the same period last year. LOE for the first nine months of 2007 was $2.4 million ($0.77 per Mcfe) compared to $2.1 million ($0.79 per Mcfe) for the same period in 2006. G&A expense was $6.4 million ($2.03 per Mcfe) compared to $7.0 million ($2.60 per Mcfe) in the first nine months of 2006. Net cash provided by operating activities for the first nine months of 2007 was $17.6 million as compared to $9.1 million for the same period in 2006.

At September 30, 2007, cash and investments were $9.2 million as compared to $22.5 million at December 31, 2006.

Long-term debt, exclusive of convertible notes, was $3 million at September 30, 2007 as compared to zero at December 31, 2006. The Company currently has a $250 million credit facility with JPMorgan, of which $40 million is available for borrowing capacity and $3.0 million is drawn.

Production Volumes

For the third quarter of 2007, Gasco produced 975 million cubic feet of natural gas equivalents (MMcfe) and curtailed an estimated 130 MMcfe. This compares to 947 MMcfe produced during the third quarter 2006 when the Company was not curtailing any production. For the nine months ended September 30, 2007 Gasco produced 3,149 MMcfe versus 2,711 MMcfe for the comparable period in 2006, a 16% increase. Curtailed volumes were approximately 230 MMcfe during the first nine months in 2007 and zero during 2006.


Subsequent Events

     -    Mancos  Update.  Since the end of the  quarter,  Gasco  completed  two
          Mancos wells. The Federal 32-20-9-19 was completed in the upper 300 feet of the Mancos and the Federal 21-19-9-19 was completed in the upper 1,950 feet of the Mancos. Both wells are cleaning up and flowing gas. Based on preliminary results, the flowrates and pressures are similar to the Company's first Mancos test, the Federal 14-31. Gasco has also drilled the State 21-32b-9-19 into approximately the upper
          1,900 feet of the upper Mancos and is awaiting completion. This well encountered similar geologic characteristics as the Company's previous three Mancos penetrations. Gasco spudded two more Mancos tests in October and expects to reach total depth on both wells during November. The Company is now drilling upper Mancos tests in less than 20 days from the bottom of surface casing, the same amount of time as the shallower Spring Canyon wells. The Company's fastest Mancos test was drilled in 16 days to a depth of 14,250 feet.

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

     - Seismic Update. All of the Company's high resolution 2-D seismic has been shot and processed. The data is currently being brought in-house to begin working.


Teleconference
A conference call with investors, analysts and other interested parties is scheduled for 10:30 a.m. EDT on Friday, November 2, 2007 to discuss third quarter 2007 financial and operating results. You are invited to listen to the call which will be broadcast live over the Internet at www.gascoenergy.com.

Date:             Friday, November 2, 2007

Time:              10:30 a.m. EDT
                    9:30 a.m. CDT
                    8:30 a.m. MDT
                    7:30 a.m. PDT

Call:             (866) 392-4171 (US/Canada) and (706) 634-6345 (International),
                   passcode 19415722

Internet:         Live and rebroadcast over the Internet:  log on to
                  www.gascoenergy.com
                  -------------------

Replay:           Available through Sunday, November 4, 2007 at (800) 642-1687
                  (US/Canada) and (706) 645-9291 (International) using passcode
                  19415722 and for 30 days at www.gascoenergy.com


         [Financial and Operational Tables Accompany this News Release]
      The notes accompanying the financial statements are an integral part of the consolidated financial statements and can be found in Gasco's filing on Form 10-Q dated November 1, 2007.

About Gasco Energy
Gasco Energy, Inc. is a Denver-based natural gas and petroleum  exploitation and
development   and  production   company   engaged  in  locating  and  developing
hydrocarbons  resources,  primarily in the Rocky Mountain region. To learn more, visit www.gascoenergy.com.

Forward-looking statements
Certain statements set forth in this press release relate to management's future plans,  objectives and expectations.  Such statements are forward-looking within the  meanings  of Section 27A of the  Securities  Act of 1933,  as amended,  and
Section 21E of the Securities  Exchange Act of 1934, as amended.  All statements other than  statements  of  historical  facts  included  in this press  release,
including,  without  limitation,   statements  regarding  the  Company's  future
financial position,  potential resources,  business strategy, budgets, projected costs and  plans  and  objectives  of  management  for  future  operations,  are forward-looking  statements. In addition,  forward-looking  statements generally can be  identified  by the use of  forward-looking  terminology  such as  "may,"
"will," "expect," "intend," "project," "estimate,"  "anticipate,"  "believe," or
"continue"  or  the  negative  thereof  or  similar  terminology.  Although  any forward-looking  statements contained in this press release are to the knowledge or in the judgment of the officers and directors of the Company,  believed to be reasonable, there can be no assurances that any of these expectations will prove
correct  or  that  any  of  the  actions   that  are  planned   will  be  taken.
Forward-looking  statements  involve known and unknown  risks and  uncertainties that may cause the Company's actual  performance and financial results in future periods to differ materially from any projection, estimate or forecasted result.
Some of the key  factors  that may cause  actual  results to vary from those the
Company expects include inherent  uncertainties in interpreting  engineering and reserve or  production  data;  operating  hazards;  delays or  cancellations  of drilling  operations  because of weather and other natural and economic  forces;
fluctuations  in oil and  natural  gas prices in  response to changes in supply;
competition from other companies with greater resources; environmental and other government  regulations;  defects  in  title  to  properties;  increases  in the
Company's cost of borrowing or inability or  unavailability of capital resources to fund capital expenditures;  and other risks described under "Risk Factors" in
Item 1. of the Company's  2006 amended Form 10-K filed with the  Securities  and
Exchange Commission on April 5, 2007.

Contact for Gasco Energy, Inc.: Investor Relations: 303-483-0044


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



                                                             GASCO ENERGY, INC.
                                                        CONSOLIDATED BALANCE SHEETS
                                                                (Unaudited)


                                                      September 30,          December 31,
                                                           2007                  2006
ASSETS

CURRENT ASSETS
  Cash and cash equivalents                             $7,471,167           $12,876,879
  Restricted investment                                  1,787,500             3,575,000
  Short-term investments                                         -             6,000,000
  Accounts receivable
     Joint interest billings                             2,448,648             5,955,186
     Revenue                                             1,264,168             3,081,850
  Inventory                                                999,182             1,297,498
  Prepaid expenses                                         266,587               644,490
                                                       -----------           -----------
          Total                                        14,237,252             33,430,903
                                                       -----------            ----------

PROPERTY, PLANT AND EQUIPMENT, at cost
  Oil and gas properties (full cost method)
     Proved mineral interests                          204,554,713           159,407,481
     Unproved mineral interests                         12,465,419            12,538,067
  Wells in progress                                        679,581             5,215,252
  Gathering assets                                      14,514,568            12,703,346
  Facilities and equipment                               9,591,170             8,492,632
  Furniture, fixtures and other                            274,693               241,009
                                                       -----------           -----------
           Total                                       242,080,144           198,597,787
  Less accumulated  depletion, depreciation,
    amortization and impairment                       (173,949,066)          (68,945,779)
                                                      ------------          ------------
           Total                                        68,131,078           129,652,008
                                                       ------------          -----------

OTHER ASSETS
  Deposit                                                  139,500                     -
  Deferred financing costs                               1,982,832             2,371,507
                                                         ---------             ---------
           Total                                         2,122,332             2,371,507
                                                         ---------             ---------

TOTAL ASSETS                                          $ 84,490,662         $ 165,454,418
                                                      ============         =============








        The notes contained in Form 10-Q filed on November 1, 2007 are an integral part of the consolidated financial statements.




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




                                                             GASCO ENERGY, INC.
                                                  CONSOLIDATED BALANCE SHEETS (continued)
                                                                (Unaudited)

                                                              September 30,           December 31,
                                                                   2007                   2006

LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES
  Accounts payable                                              $4,102,641            $16,228,056
  Revenue payable                                                1,502,490              1,678,427
  Advances from joint interest owners                           10,803,566              2,955,376
  Accrued interest                                               1,750,595                844,102
  Accrued expenses                                                 327,000                595,000
                                                               -----------             ----------
           Total                                               18,486,292              22,300,961
                                                               -----------             ----------

NONCURRENT LIABILITIES
   5.5% Convertible Senior Notes                                65,000,000             65,000,000
   Long-term debt                                                3,000,000                      -
   Asset retirement obligation                                     981,143                908,543
   Deferred rent expense                                            64,348                 72,993
                                                                ----------             ----------
       Total                                                    69,045,491             65,981,536
                                                                ----------             ----------

STOCKHOLDERS' EQUITY
  Common stock - $.0001 par value;  300,000,000
    shares  authorized;  96,150,959
    shares issued and 96,077,259  outstanding
    as of June 30, 2007 and 86,173,715
    shares issued and 86,100,015
    outstanding as of December 31, 2006                              9,639                  8,617
  Additional paid-in capital                                   184,050,069            162,646,592
  Accumulated deficit                                        (186,970,534)           (85,352,993)
  Less cost of treasury stock of 73,700 common shares            (130,295)              (130,295)
                                                              ------------             ----------
           Total                                              (3,041,121)              77,171,921
                                                              ------------             ----------

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY                   $ 84,490,662           $ 165,454,418
                                                             ============-          =============











        The notes contained in Form 10-Q filed on November 1, 2007 are an integral part of the consolidated financial statements.




                                                         GASCO ENERGY, INC.
                                               CONSOLIDATED STATEMENTS OF OPERATIONS
                                                            (Unaudited)


                                                                      Three Months Ended
                                                                        September 30,
                                                             -----------------------------------------
                                                                     2007                       2006

REVENUES
  Gas                                                           $ 2,642,799              $  4,563,576
  Oil                                                               554,891                   336,963
  Gathering                                                         374,127                   511,360
  Rental income                                                     354,562                         -
  Interest income                                                   110,670                   646,834
                                                                  ---------                 ---------
          Total                                                   4,037,049                 6,058,733
                                                                  ---------                 ---------

OPERATING EXPENSES
  Lease operating                                                 1,024,063                   749,214
  Gathering operations                                              458,241                 1,065,658
  Depletion, depreciation and amortization                        2,082,408                 2,206,328
   Impairment                                                    32,790,000                         -
  General and administrative                                      1,858,566                 1,768,788
  Interest expense                                                  970,496                 1,055,504
                                                                 ----------                 ---------
           Total                                                 39,183,774                 6,845,492
                                                                 ----------                 ---------

NET LOSS                                                     $ (35,146,725)                $(786,759)
                                                             ==============                ==========



NET LOSS PER COMMON SHARE - BASIC AND DILUTED                    $   (0.37)                $   (0.01)
                                                                 ==========                ==========

WEIGHTED AVERAGE COMMON SHARES OUTSTANDING-
      BASIC AND DILUTED                                          95,696,066                85,609,137
                                                                 ==========                ==========
















   The notes contained in Form 10-Q filed on November 1, 2007 are an integral part of the consolidated financial statements.





                                                         GASCO ENERGY, INC.
                                               CONSOLIDATED STATEMENTS OF OPERATIONS
                                                            (Unaudited)


                                                                       Nine Months Ended
                                                                         September 30,
                                                           --------------------------------------------
                                                                      2007                      2006
REVENUES
  Gas                                                           $ 12,650,364              $ 14,573,596
  Oil                                                              1,524,238                   866,692
  Gathering                                                        1,333,174                 1,363,755
  Rental income                                                      698,437                         -
  Interest income                                                    382,037                 2,298,540
                                                                  ----------                 ---------
          Total                                                   16,588,250                19,102,583
                                                                  ----------                ----------

OPERATING EXPENSES
  Lease operating                                                  2,423,037                 2,145,978
  Gathering operations                                             1,365,192                 1,825,034
  Depletion, depreciation and amortization                         7,785,923                 7,976,401
  Impairment                                                      97,090,000                51,000,000
  General and administrative                                       6,405,221                 7,041,831
  Interest expense                                                 3,136,418                 3,113,338
                                                                 -----------                ----------
           Total                                                 118,205,791                73,102,582
                                                                 -----------                ----------

NET LOSS                                                       (101,617,541)              (53,999,999)

Preferred stock dividends                                                 -                    (1,393)
                                                                ------------               -----------
NET LOSS ATTRIBUTABLE TO COMMON STOCKHOLDERS                   $(101,617,541)           $ (54,001,392)
                                                                =============           ==============

NET LOSS PER COMMON SHARE - BASIC AND DILUTED                     $   (1.11)                $   (0.63)
                                                                  ==========                ==========

WEIGHTED AVERAGE COMMON SHARES
  OUTSTANDING - BASIC AND DILUTED                                 91,901,998                85,384,515
                                                                  ==========                ==========











   The notes contained in Form 10-Q filed on November 1, 2007 are an integral part of the consolidated financial statements.







                                                         GASCO ENERGY, INC.
                                               CONSOLIDATED STATEMENTS OF CASH FLOWS
                                                            (Unaudited)
                                                                                 Nine Months Ended
                                                                                   September 30,
                                                                            -----------------------------------
                                                                               2007                    2006
CASH FLOWS FROM OPERATING ACTIVITIES
  Net loss                                                                 $(101,617,541)       $ (53,999,999)
  Adjustment to reconcile net loss to net cash used in
   operating activities
     Depletion, depreciation, amortization and impairment expense             104,809,828           58,941,433
     Accretion of asset retirement obligation                                      66,095               34,968
     Stock-based compensation                                                   2,418,316            3,198,834
     Amortization of deferred rent                                                (8,645)              (3,551)
     Amortization of deferred financing costs                                     388,675              373,658
     Changes in operating assets and liabilities:
       Accounts receivable                                                      5,324,220          (2,374,582)
       Inventory                                                                  298,316          (2,082,859)
       Prepaid expenses                                                           238,403              320,788
       Accounts payable                                                         (2,640,893)            2,119,670
       Revenue payable                                                            (175,937)             (58,374)
       Advances from joint interest owners                                      7,848,190            1,337,719
       Accrued interest                                                           906,493              893,753
       Accrued expenses                                                         (268,000)              428,742
                                                                               ----------            ---------
                Net cash provided by operating activities                      17,587,520            9,130,200
                                                                               ----------            ---------

CASH FLOWS FROM INVESTING ACTIVITIES
  Cash paid for furniture, fixtures and other                                    (33,684)             (62,866)
  Cash paid for acquisitions, development and exploration                    (56,401,472)         (55,109,912)
  Proceeds from property sales                                                  3,475,153                    -
  Increase in short-term investments                                                    -          (6,000,000)
  Proceeds from sale of short-term investments                                  6,000,000                   -
  Cash designated as restricted                                                         -            (100,612)
  Cash undesignated as restricted                                               1,787,500            8,351,500
                                                                              -----------         ------------
               Net cash used in investing activities                         (45,172,503)         (52,921,890)
                                                                             ------------         ------------
CASH FLOWS FROM FINANCING ACTIVITIES
  Proceeds from issuance of common stock                                       19,300,000                    -
  Borrowings under line of credit                                              12,000,000                    -
  Repayment of borrowings                                                     (9,000,000)                    -
  Cash paid for stock offering costs                                            (120,729)                    -
  Preferred dividends                                                                   -              (1,393)
  Exercise of options to purchase common stock                                          -            1,370,675
  Cash paid for debt issuance costs                                                     -            (240,262)
                                                                               ----------            ---------
  Net cash provided by financing activities                                    22,179,271            1,129,020
                                                                               ----------            ---------

NET DECREASE IN CASH AND CASH EQUIVALENTS                                     (5,405,271)         (42,662,670)

CASH AND CASH EQUIVALENTS:
    BEGINNING OF PERIOD                                                        12,876,879           62,661,368
                                                                               ----------           ----------
    END OF PERIOD                                                              $7,471,167         $ 19,998,698
                                                                               ==========         ============

   The notes contained in Form 10-Q filed on November 1, 2007 are an integral part of the consolidated financial statements.



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